Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Full Year 2010 Financial Results
SOUTH SAN FRANCISCO, Calif., March 3, 2011 — OXiGENE, Inc. (Nasdaq:OXGND) a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the year ending December 31, 2010. The Company also provided an update on recent clinical and corporate progress and outlook for 2011.
Financial Results
For the year ended December 31, 2010, the consolidated net loss was $23.8 million, compared with a consolidated net loss of $28.9 million for 2009. The consolidated net loss for the year ended December 31, 2010 was impacted primarily by a reduction in operating expenses of approximately $12.7 million, offset by an $8.2 million fluctuation in the gain (loss) from the change in fair value of warrants and other financial instruments — from a non-cash gain of approximately $2.2 million in the 2009 fiscal period to a noncash loss of approximately $6.0 million in the 2010 fiscal period.
The decrease in operating expenses for the twelve-month period ended December 31, 2010 over the same period in 2009 is primarily the result of OXiGENE’s decision in February 2010 to implement a restructuring plan in order to focus the Company’s resources on its highest-value clinical assets and reduce its cash utilization. This restructuring resulted in the discontinuation of enrollment in some of the Company’s clinical programs and the reduction of its work force by approximately 49%. By this action, OXiGENE was able to reduce its average quarterly cash utilization by approximately 48% over the course of 2010.
The net loss applicable to common stock was $5.96 per share for the year ended December 31, 2010, compared with a net loss applicable to common stock of $13.15 per share for fiscal 2009. These per share results reflect the effect of the 1:20 reverse stock split that became effective on February 22, 2011.
In fiscal 2009, OXiGENE recorded the acquisition of the Symphony ViDA variable interest entity as a capital transaction, and the $10.4 million excess of the fair market value of the shares of common stock issued to Symphony by OXiGENE ($15.6 million) over the carrying value of the non-controlling interest at the time of the acquisition ($5.2 million) is reflected as an increase in the loss applicable to common stock within the calculation of basic and diluted earnings per share for the year ended December 31, 2009.
At December 31, 2010, OXiGENE had cash, cash equivalents and restricted cash of approximately $4.7 million, compared with approximately $14.1 million at December 31, 2009.

OXiGENE 2010 Earnings Call
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“OXiGENE has made significant progress in advancing our clinical programs toward tangible milestones, such as the presentation of the ATC clinical data at scientific meetings in Paris and Milan and the upcoming meeting with the FDA. Furthermore, a key priority for 2010 was to simplify our balance sheet and focus on managing the company in a fiscally responsible manner,” said Peter Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “Over the past several months we have undertaken practical, meaningful measures to strengthen our financial standing, including the reverse stock split which is now effective and which brings us towards compliance with NASDAQ listing requirements. We remain focused on maximizing the value of our ZYBRESTAT™ oncology programs through clinical progress and partnering efforts. We are looking forward to our upcoming meeting with the FDA on March 16th which should, in due course, provide us with insight into the next appropriate regulatory steps to pursue in anaplastic thyroid cancer, which is a rare but aggressive and devastating disease for which no effective therapy is available. We believe that 2011 will be a pivotal year for OXiGENE as our programs gain additional visibility within the oncology community and among potential pharmaceutical partners.”
Fourth Quarter 2010 and Recent Clinical Highlights
— In October, OXiGENE presented initial results from the FACT study, a randomized, controlled, Phase 2/3 study of ZYBRESTAT (fosbretabulin, CA4P) in patients with anaplastic thyroid cancer at the European Society for Medical Oncology (ESMO) meeting in Milan, Italy, showing an increased overall survival (OS) in patients receiving ZYBRESTAT in addition to standard chemotherapy. The data also suggested a survival benefit in multiple subgroups of patients, including patients who had more advanced Stage IVC disease, patients who were heavily pretreated with surgery, radiation or chemotherapy, and patients less than 60 years of age, who tend to have a more aggressive course of disease. Importantly, the data also showed that 23% of patients who received ZYBRESTAT and chemotherapy were alive at one year, compared with 9% of patients who received chemotherapy alone.
— In November, OXiGENE announced positive interim data from the FALCON trial, a randomized, controlled Phase 2 study of ZYBRESTAT in patients with non-small cell lung cancer (NSCLC) at the AACR/EORTC/NCI meeting in Berlin, Germany. The combination regimen including ZYBRESTAT was observed to be well-tolerated, with no significant cumulative toxicities when compared with the control arm.
The updated analysis showed that the median time to progression for patients receiving ZYBRESTAT plus bevacizumab and chemotherapy remained stable (as compared to the data presented at ASCO 2010) at 9.5 months, compared with a median time to progression of 8.8 months for patients receiving bevacizumab and chemotherapy alone. Of the patients in the study arm, 50% achieved a partial response, compared with 38% in the control arm.
Business Highlights
— In November, OXiGENE announced that the Company was awarded $733,000 in tax credit grants by the U.S. Internal Revenue Service under a new program created as part of

OXiGENE 2010 Earnings Call
3/2/2011

the Patient Protection and Affordable Care Act of 2010, called the Qualifying Therapeutic Discovery Project. The credit is a tax benefit awarded to therapeutic discovery projects that show a reasonable potential to result in new therapies that treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions. OXiGENE intends to use the proceeds of the grant funds to continue its trials of ZYBRESTAT and OXi4503.
— In January 2011, OXiGENE entered into separate Warrant Exchange Agreements with each of the holders of outstanding warrants originally issued in March 2010 to eliminate all of such warrants having “ratchet” price-based anti-dilution protection features in exchange for shares of Company common stock and a lower number of warrants having no price based anti-dilution protections.
— The board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. OXiGENE is also pursuing measures to regain compliance with NASDAQ’s listing standards and is transferring the Company’s listing from The NASDAQ Global Market to The NASDAQ Capital Market upon the open of NASDAQ trading on March 3, 2011.
Outlook for 2011
Acquiring additional capital to continue the development of our valued assets remains a high priority for the Company. The Company believes that the outcome of its scheduled meeting with the FDA on March 16, 2011 will be a significant factor in its ability to obtain additional financial resources, and in the amount and nature of those additional financial resources. OXiGENE will announce the outcome of that meeting as soon as practicable after receiving final minutes of the meeting from the FDA, which may not be for several weeks following the date of the meeting. Meanwhile, the Company continues to maintain a disciplined financial strategy with its remaining capital resources.
Anticipated Milestones for 2011
— The company expects the University of Florida to initiate a Phase 1 study of OXi4503 in patients with acute myelogenous leukemia (AML) in Q1 2011, pursuant to an investigator sponsored clinical trial agreement previously entered into with OXiGENE.
— The company expects to meet with the FDA on March 16th to discuss the results of the FACT study and to receive guidance on an appropriate regulatory path. The company plans to announce the outcome of the meeting when it receives the meeting minutes from the agency, anticipated in mid-April.
— The company expects the Gynecologic Oncology Group (GOG) to initiate a National Cancer Institute / Cancer Therapy Evaluation Program (NCI/CTEP)-sponsored Phase 2 study of ZYBRESTAT used in conjunction with bevacizumab in patients with relapsed ovarian cancer in Q1 2011. The company announced on February 14th, 2011, that it has

OXiGENE 2010 Earnings Call
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entered into a Cooperative Research and Development Agreement (CRADA) with NCI/CTEP to collaborate on this study. Under the terms of the agreement, OXiGENE will provide ZYBRESTAT to NCI/CTEP for an NCI/CTEP-sponsored study to be conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer.
— The company has submitted an abstract and expects to present the final data from the FACT study at ASCO in June 2011.
— The company has submitted an abstract and expects to present additional data from the FALCON study at ASCO in June 2011.
Conference Call Today
Members of OXiGENE’s management team will review fourth quarter and full-year 2010 results via a webcast and conference call today, March 3, 2011, at 4:30 p.m. ET (1:30 p.m. PST). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EST, (4:30 p.m. PST) on March 3, 2011 and ending at midnight EST (9:00 p.m. PST) on Wednesday, March 9, 2011. To access the replay, please dial (800) 642-1687 if calling from the United States or Canada, or +1 (706) 645-9291 from international locations. Please refer to replay pass code 44782248.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives and ability to regain compliance with Nasdaq listing standards may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory

OXiGENE 2010 Earnings Call
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review, and the availability of additional financing to continue development of our programs.
Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
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OXiGENE 2010 Earnings Call
3/2/2011

OXiGENE, Inc.
Condensed Consolidated Balance Sheet Data

	December 31, 2010	December 31, 2009
	(Unaudited)
	(Amounts in 000's)
Assets

Cash, cash equivalents and restricted cash	$4,677	$14,072
Prepaid expenses	256	644
License agreement	386	484
Other assets	248	417

Total assets	$5,567	$15,617

Liabilities and stockholders’ (deficit) equity

Accounts payable and accrued liabilities	$3,211	$7,618
Derivative liabilities	7,611	2,200
Total stockholders’ (deficit) equity	(5,255)	5,799

Total liabilities and stockholders’ (deficit) equity	$5,567	$15,617

OXiGENE 2010 Earnings Call
3/2/2011

OXiGENE, Inc.
Condensed Consolidated Statements of Operations

	Years ended December 31,
	(Amounts in 000's except per share amounts)
	2010	2009
	Unaudited

Costs and expenses:

Research and development	$12,114	$22,256
General and administrative	5,885	8,900
Restructuring	510	—

Total costs and expenses	18,509	31,156

Operating loss	(18,509)	(31,156)

Change in fair value of warrants and other financial instruments	(6,018)	2,166
Investment income	17	110
Other (expense) income, net	740	(63)

Consolidated net loss	$(23,770)	$(28,943)

Loss attributed to non controlling interest	—	(4,215)

Net loss attributed to OXiGENE Inc.	$(23,770)	$(24,728)

Excess purchase price over carrying value of noncontrolling interest acquired in Symphony ViDA, Inc.	—	(10,383)

Net loss applicable to common stock	$(23,770)	$(35,111)

Basic and diluted net loss per common share	$(5.96)	$(13.15)

Weighted average number of common shares outstanding	3,988	2,671